[letterhead of Nordahl Craig Cummings & Gares]




CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use of our report to the Shareholders and Board of Directors of Global
Pacific Telecom, Inc. dated February 4, 2002 relating to the consolidated financial statements as at October 31, 2001 and 2000 in this Form SB-2
Registration Statement dated June 28, 2002

/s/Nordahl Craig Cummings & Gares
Chartered Accountants

Vancouver, Canada
June 28, 2002